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                                                                   Exhibit 10.6

September 8, 2006



Robert G. LaVigne
Executive Vice President and Chief Financial Officer
One IP Voice, Inc.
(f/k/a Farmstead Telephone Group, Inc.)
22 Prestige Park Circle
East Hartford, CT 06108

Dear Bob,

We would like to express our appreciation for the business relationship enjoyed between our companies and we wish to resolve the few remaining details concerning trade credit extension. As we discussed today, set forth below is our response and understanding concerning ScanSource, Inc. ("ScanSource") trade credit extension to One IP Voice, Inc. and its subsidiaries and/or affiliates, collectively ("One IP"):

1. ScanSource has temporarily suspended its trade credit extension to One IP as a result of One IP's default on its trade accounts receivable balance with ScanSource, which currently totals one million five hundred forty-one thousand five hundred sixty four and 94/100 dollars ($1,541,564.94) the ("Indebtedness"). This sum is undisputed, past due, and payable to ScanSource.

2. One IP has requested that ScanSource forebear on the total balance owing of one million five hundred forty-one thousand five hundred sixty four and 94/100 dollars ($1,541,564.94) until the first occurrence of One IP's closing and funding of a follow-on offering of debt/equity (valued by One IP to range between ten million and 00/100 dollars and fifteen million dollars ($10,000,000.00 to $15,000,0000.00)) or December 1, 2006.
      ScanSource's forebearance in enforcing its rights related to the collection of the accounts receivable balance referenced above shall not be deemed a waiver of such rights or a continuing forebearance. The Indebtedness remains in default and is fully due and payable until the first occurrence of the above. All of ScanSource's rights shall continue in full force and effect.

3. One IP has requested that ScanSource establish a new trade credit limit of two hundred fifty thousand and 00/100 dollars ($250,000) to support One IP as an ongoing concern.

ScanSource intends to offer an aggregate trade credit limit, in its absolute discretion, not to exceed two hundred fifty thousand dollars and 00/100 dollars ($250,000) based on the following conditions:

1. One IP will provide a cross corporate guarantee(s) in favor of ScanSource of all trade credit extensions by ScanSource to One IP in a form acceptable to ScanSource as a condition prior to the establishment of the new trade credit limit referenced above.

2. Upon agreement and acceptance of this arrangement, all future payments remitted to ScanSource will be via wire transfer on the invoice maturity date as reflected on ScanSource's invoice to One IP. Interest will accrue at the annual rate of ten percent (10%) on any invoice(s) that remains outstanding and unpaid beyond the invoice maturity date as reflected on ScanSource's invoice to One IP, including the current balance owing on account totaling one million five hundred forty-one thousand five hundred sixty four and 94/100 dollars ($1,541,564.94).

3. One IP will deliver a written advance notice to ScanSource's Vice President of Reseller Financial Services in the event that One IP elects to amend the amount of funding available under its existing credit facility with Laurus Master Fund, Ltd. or replace the facility with a different bank group or add any other additional debt from any other lender.

4.    One IP shall deliver to ScanSource financial statements as follows:

      i.    Quarterly Financial Statements
            ------------------------------

            One IP shall deliver to ScanSource, within sixty (60) days after the last day of the quarter, management prepared and unaudited quarterly financial statements including, without limitation, a balance sheet, profit and loss statement and a statement of cash flow, with supporting schedules, all
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            on a consolidated and consolidating basis and in reasonable detail, prepared in conformity with GAAP and signed by an officer of One
            IP.

      ii.   Annual Financial Statements
            ---------------------------

            One IP shall deliver to ScanSource, within one hundred twenty (120) days after the close of each fiscal year, audited financial statements reflecting its operations during such fiscal year, including, without limitation, a balance sheet, profit and loss statement and a statement of cash flow, with supporting schedules, all on a consolidated and consolidating basis and in reasonable detail, prepared in conformity with GAAP. The annual statements will contain an unqualified accountant's opinion.

ScanSource intends but reserves its absolute discretion to maintain the trade credit limit, based on the above referenced conditions assuming: (i) there are no material adverse changes in One IP's consolidated financial condition as reported at June 30, 2006; (ii) that One IP or all of its subsidiaries is at all times an authorized dealer of Avaya, Inc. and (iii) that One IP and all of its subsidiaries are at all times otherwise in compliance with all ScanSource agreements, including its invoice terms and conditions.

Additionally, from time to time as One IP's financial performance improves, it is ScanSource's goal that One IP be eligible for additional credit limit adjustments consistent with One IP's ongoing financial performance as determined by ScanSource's Reseller Financial Services team in its absolute discretion.

This agreement sets forth the terms of the entire trade credit limit relationship between parties; any and all prior agreements (excluding the Subordination Agreement entered into as of the 29th day of July 2005, its prior grant of security interest and associated UCC 1 filing dated August 10, 2005 and applicable documents) between them are hereby terminated and of no force and effect.

Please acknowledge your agreement with the foregoing by signing the enclosed copy of this letter in the place provided below.


              ScanSource, Inc.

      By:
              -----------------------------------------------
      Name:                  Timothy M. Ramsey

      Title:  Vice President of Reseller Financial Services


              Agreed and Accepted as of this  8th  day of  September      , 2006
                                              ---          ---------------

              One IP Voice, Inc.

      By:     /s/ Jean-Marc Stiegemeier
              ------------------------------------------------
      Name:   Jean-Marc Stiegemeier
      Title:  Chairman and Chief Executive Officer